UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

April 20, 2020

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

(412) 432-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AEO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2020, American Eagle Outfitters, Inc. (the “Company”) announced that Michael A. Mathias has been appointed Executive Vice President - Chief Financial Officer and Principal Financial Officer of the Company, effective immediately. Mr. Mathias will succeed Robert L. Madore, who has served in that position since October 2016. Mr. Madore will continue as a non-executive officer employee through September 2020 to transition his responsibilities.

Mr. Mathias, age 45, previously served the Company as Senior Vice President, Financial Planning and Analysis since 2017. From 2016 to 2017, he served as Vice President, Financial Planning and Analysis at General Nutrition Centers, Inc. From 2014 to 2016, Mr. Mathias served as President and Managing Partner of SY Ventures. Mr. Mathias started his career with the Company in 1998 as manager of finance for stores and operations, rising through the organization with progressive leadership positions across finance and operational areas including e-commerce operations, store finance, Aerie planning and operations, strategy and business development. He began his career at the May Company, and holds a Bachelor of Science from Carnegie Mellon University and a Master of Business Administration from the University of Pittsburgh.

Mr. Mathias will receive the following compensation and benefits in his new role:

(1)	An annual base salary of $600,000;

(2)	Eligibility to receive an annual incentive bonus with a target opportunity of 65% of his salary and a maximum opportunity of 130% of his salary. The bonus is contingent upon the achievement of Company and brand (if applicable) financial performance-based goals to be established by the Compensation Committee of the Board of Directors (“the Committee”) and Mr. Mathias’s overall level of performance;

(3)	Annual long-term incentive awards, with a target value of $1,000,000, consisting of a combination of time-based restricted stock units, performance-based restricted stock units and stock options. The mix of awards generally will be delivered consistent with the Company’s other named executive officers and at the discretion of the Compensation Committee of the Board of Directors; and

(4)	Eligibility to participate in the Company’s employee benefit, retirement and deferred compensation programs or policies that are in effect and generally available to the other senior executives of the Company.

In addition, on April 20, 2020, the Company entered into a Change in Control Agreement with Mr. Mathias. The terms of Mr. Mathias’s Change in Control Agreement are substantially the same as the change in control agreements with the Company’s other executive officers, which are described in the Form 8-K the Company filed with the U.S. Securities and Exchange Commission on April 26, 2010.

Other than as described herein, there is no arrangement or understanding between Mr. Mathias and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Mathias and any of the Company’s directors or executive officers. There are no transactions to which Mr. Mathias has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Madore’s severance compensation has not yet been determined and, as appropriate, will be disclosed in a subsequent report with the Securities and Exchange Commission.

Item 7.01	Regulation FD Disclosure.

On April 20, 2020, the Company issued a press release announcing the appointment of Michael A. Mathias as Executive Vice President, Chief Financial Officer. A copy of this press release is attached hereto as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Change in Control Agreement between American Eagle Outfitters, Inc. and Michael A. Mathias, dated April 20, 2020

99.1	Press Release dated April 20, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: April 21, 2020	By:	/s/ Stacy B. Siegal
Stacy B. Siegal
Executive Vice President, General Counsel